Exhibit 99.1

For Release: October 27, 2016

Contact: Jamie Oberle, Merchants Bank, at (802) 865-1603

Merchants Bancshares, Inc. Reports Third Quarter Results; Declares Dividend

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc.  (NASDAQ:  MBVT), the parent company of Merchants Bank, today announced net income of $3.9 million and $0.57 per diluted share for the third quarter of 2016 compared to net income of $4.4 million or $0.63 per diluted share in the second quarter of 2016 and $3.9 million in net income or $0.61 per diluted share in the third quarter of 2015. Excluding acquisition, merger, severance and retirement costs, net of tax, the Company’s adjusted net income was $4.3 million or $0.62 per diluted share for the third quarter of 2016. This compares to adjusted net income of $4.2 million or $0.61 per diluted share on a linked quarter basis and adjusted net income of $4.3 million or $0.68 per diluted share in the third quarter of 2015.

For the nine months ended September 30, 2016, net income was $11.8 million, or $1.71 per diluted share, compared to net income of $10.3 million, or $1.62 per diluted share, for the same period in 2015. Excluding acquisition, merger, severance and retirement costs, net of tax, the Company’s adjusted net income was $12.3 million or $1.79 per diluted share for the nine months of 2016. This compares to adjusted net income of $10.9 million or $1.72 per diluted share for the same period in 2015.

The return on average assets was 0.80% for the three months ended September 30, 2016, compared to 0.90% in the linked quarter and 0.88% for the same period in 2015. The return on average equity was 9.91% for the three months ended September 30, 2016, compared to 11.36% in the linked quarter and 11.93% for the same period in 2015.

The Company’s Board of Directors approved a dividend of $0.28 per share, payable November 23, 2016, to stockholders of record as of November 10, 2016. Based on the closing price of $32.39 per share on September 30, 2016 and the annual dividend payout of $1.12 per share, the dividend represents an annualized yield of 3.46%.

Geoffrey Hesslink, Merchants Bancshares, Inc.’s President and Chief Executive Officer commented, “We look forward to becoming part of Community Bank System, Inc. as it enables us to further enhance the outstanding service and commitment that our customers and communities have come to expect from Merchants Bank. I thank our management team and talented employees for their continued focus on achieving our strategic priorities. We remain committed to delivering exceptional service to our customers.”

Due to the pending transaction with Community Bank System, Inc., Merchants Bancshares will not have an earnings call for its third quarter results.

Third Quarter 2016 Financial Highlights

Balance Sheet:

•                  Total assets were $1.99 billion as of September 30, 2016, an increase of $95.9 million over the linked quarter and $176.3 million increase from the third quarter of 2015. The increase over the linked quarter was driven mainly by loan growth.

•                  Gross loans at September 30, 2016 totaled $1.48 billion, an increase of $81.9 million over the linked quarter and a $219.4 million increase from the third quarter of 2015. The linked quarter increase in ending and average loan balances since June 30, 2016 reflects growth in commercial real estate loans and normal seasonal increase in municipal loans.  Municipal loans increased approximately $51.4 million from June 30, 2016.  Total commercial loans, defined as commercial, commercial real estate and construction increased $37.1 million from June 30, 2016. The increase in loan balances from the third quarter of 2015 reflects organic growth and the addition of the acquired NUVO Bank & Trust Company (“NUVO”) loan portfolio.

•                  Total deposits were $1.50 billion for the third quarter of 2016, an increase of $50.5 million over the linked quarter and an increase of $116.4 million from the third quarter of 2015. The increase on a linked quarter basis was primarily attributable to growth in money market and demand deposit balances partially offset by planned decrease in higher-cost NUVO time deposits. The increase from the third quarter of 2015 was primarily due to the acquisition of NUVO during the fourth quarter of 2015.

•                  Total stockholders’ equity ended the quarter at $158.3 million. Tangible book value per share increased by $0.24 to $21.80 per share at September 30, 2016 from $21.56 per share at June 30, 2016. The increase over the linked quarter was due to growth of $0.57 per share in the net income, partially offset by dividends paid of $0.28 per share. Reported book value per share was $22.99 per share at September 30, 2016 as compared to $22.74 per share at June 30, 2016 and $20.93 per share at September 30, 2015.

Income Statement:

•                  Taxable equivalent net interest income was $14.4 million for the three months ended September 30, 2016, which is consistent with the $14.4 million for the quarter ending June 30, 2016, but an increase from $12.6 million for the same period in 2015. GAAP net interest income in the third quarter of 2016 was $13.8 million, compared to $13.8 million in the linked quarter and $12.1 million in the third quarter of 2015. The increase in the net interest margin over the same period year ago is driven by the acquisition of NUVO.

•                  The taxable equivalent net interest margin for the three months ended September 30, 2016 was 3.03%, a decrease of 5 basis points on a linked quarter basis and an increase of 7 basis points from the third quarter of 2015. The linked quarter decrease reflected lower asset yields. Interest earning assets increased by $8.7 million over the linked quarter, mainly driven by the increase in average loan balances. The increase in the net interest margin from the same period in 2015 was driven by higher loan yields and changes in the loan mix.

•                  Provision for credit losses was $500 thousand in the third quarter of 2016, compared to $200 thousand in the linked quarter and $150 thousand in the third quarter of 2015. Provision expense was elevated in the third quarter mainly due to new loan growth.

•                  Noninterest income for the third quarter of 2016 was $3.1 million, a decrease of $90 thousand on a linked quarter basis and a decline of $318 thousand from the third quarter of 2015. The decrease on a linked quarter basis was attributable to lower debit card and other fee income. The decrease from the third quarter of 2015 was primarily due to a non-recurring miscellaneous income of $440 thousand in the same period year ago.

•                  Noninterest expense was $11.4 million for the third quarter of 2016, compared to $10.8 million in the second quarter of 2016 and $10.6 million in the third quarter of 2015. Noninterest expense increased by $587 thousand over the linked quarter primarily due to increase in compensation expense. Noninterest expense grew by $829 thousand over the third quarter of 2015 mainly due to the acquisition of NUVO in December 2015. Adjusted noninterest expense (excl. merger, acquisition, severance and retirements costs) was $10.9 million in the third quarter, compared to $11.0 million in the linked quarter and $10.0 million in the third quarter 2015.

•                  The effective tax rate was 24% for the nine months ended on September 30, 2016 compared to 20% for the corresponding period in 2015, mainly due to changes in business mix composition which increased the taxable portion of pre-tax income and related tax provision.

Credit Quality and Capital Ratios:

•                  The allowance for loan losses (“ALL”) as of September 30, 2016 was $12.5 million, or 0.85% of gross loans, compared to $12.4 million, or 0.89% of gross loans, on a linked quarter basis and $12.2 million, or 0.97% of gross loans, as of September 30, 2015. ALL as a percentage of gross loans decreased on a linked quarter basis due to a charge-off on a purchased loan in the third quarter. ALL as a percentage of gross loans for the third quarter of 2016 has decreased from the third quarter in 2015 due to the addition of loan balances acquired from NUVO. These loans were acquired at fair value on the acquisition date, without carryover of any of NUVO’s allowance for loan losses as required by accounting standards.

•                  Nonperforming loans were $4.2 million, or 0.29% of total loans, at September 30, 2016, compared to 0.32% of total loans at June 30, 2016 and 0.06% of total loans at September 30, 2015. ALL as a percentage of nonperforming loans was 296% at September 30, 2016 compared to 1600% at September 30, 2015. Accruing loans past due 31-90 days were 0.06% for the third quarter of 2016 compared to 0.06% in the second quarter of 2016 and 0.01% in the third quarter of 2015. Merchants Bank continues to experience excellent credit quality.

•                  Estimated regulatory capital ratios at September 30, 2016:

•                  Common Equity Tier 1 — 12.78%

•                  Tier 1 Leverage — 8.84%

•                  Total Risk-Based Capital — 15.59%

•                  Tangible Capital — 7.55%

Proposed Transaction with Community Bank System, Inc.

On October 22, 2016, Merchants Bancshares and Community Bank System, Inc. (NYSE: CBU) entered into a definitive agreement under which Community Bank System, Inc. will acquire Merchants Bancshares in a cash and stock transaction for total consideration valued at approximately $304 million.  The combination will provide natural market extension for both companies, joining two high-quality, low-risk franchises with long histories of service to their customers and communities.

Under the terms of the agreement, shareholders of Merchants Bancshares will have the option to receive, at their election, consideration per share equal to (i) 0.963 shares of Community Bank System, Inc. common stock, (ii) $40.00 in cash or (iii) the combination of 0.6741 shares of Community Bank System, Inc. common stock and $12.00 in cash, subject to an overall proration to 70% stock and 30% cash. The cash and stock consideration would be equivalent to $44.02 for each share of Merchants Bancshares common stock based upon the closing price of Community Bank System, Inc. common stock as of October 21, 2016. The merger is expected to close in the second quarter of 2017 and is subject to customary closing conditions, including approval by the shareholders of Merchants Bancshares and required regulatory approvals. Additional information about the transaction can be found in the joint press release issued on October 24, 2016, which is available on the Investor Relations section of the Company’s website at www.mbvt.com.

Non-GAAP Financial Measures. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures, such as core net income, tangible capital ratio and fully taxable equivalent net interest income. Net interest income is presented on a fully taxable equivalent basis, specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. Merchants Bancshares believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Additionally, capital ratios as presented are preliminary and will not be finalized until the Company completes and files its regulatory reporting.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants Bancshares’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Actual results could differ materially from those projected in the forward-looking statements as a result of, among others; costs or difficulties related to the integration of NUVO; weakness in general, national, regional or local economic conditions, the performance of the investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact Merchants Bancshares’ ability to take appropriate action to protect financial interests in certain loan situations; the ability of the Company and Community Bank

System, Inc. (“CBU”) to satisfy the conditions set forth in the Merger Agreement (as defined and discussed below), disruptions to the Company’s business during the pendency of the Merger (as defined and discussed below; and the proposed merger with CBU.

You should not place undue reliance on forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in the Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission (“SEC”). Merchants Bancshares’ does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger with CBU, CBU will file with the SEC a registration statement on Form S-4 that will include a proxy statement of the Company and a prospectus of CBU, as well as other relevant documents concerning the proposed merger.  Investors and stockholders are urged to read the registration statement and the proxy statement/prospectus and the other relevant materials filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the proxy statement/prospectus, when available, as well as other filings containing information about the Company and CBU, may be obtained at the SEC’s Internet site (http://www.sec.gov).  You will also be able to obtain these documents, when available, free of charge from the Company at http://www.mbvt.com/ under the heading “Investor Relations” and then “SEC Filings” or from CBU by accessing its website at www.communitybankna.com under the heading of “Investor Relations” and then “SEC Filings & Annual Report.”  Copies of the proxy statement/prospectus can also be obtained, free of charge and when available, by directing a request to Merchants Bancshares, Inc., P.O. Box 1009, Burlington, Vermont 05402, Attention: Investor Relations, Telephone: (900) 322-5222 or to Community Bank System, Inc., 5790 Widewaters Parkway, DeWitt, New York 13214, Attention: Investor Relations, Telephone: (315) 445-2282.

PARTICIPANTS IN SOLICITATION

The Company and CBU and certain of their respective directors and executive officers may be deemed to participate in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger.  Information about the directors and executive officers of the Company and their ownership of the Company common stock is set forth in the proxy statement for its 2016 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 15, 2016 and the definitive additional proxy soliciting materials for the Company’s 2016 annual meeting of stockholders, as filed with the SEC on May 3, 2016.  Information about the directors and executive officers of CBU and their ownership of CBU common stock is set forth in the proxy statement for its 2016 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 1, 2016.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.  Free copies of this document when available may be obtained as described in the preceding paragraph.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015
Balance Sheets - Period End
Cash and due from banks	$31,166	$29,469	$30,605	$21,541
Interest earning cash and other short-term investments	47,551	30,053	104,578	89,918
Fed funds sold	—	—	15,000	—
Investments-available for sale, taxable	298,973	280,078	283,454	282,083
Investments-held to maturity, taxable	90,672	111,070	119,674	123,929
Loans	1,477,285	1,395,393	1,414,280	1,257,932
Allowance for loan losses (“ALL”)	12,540	12,420	12,040	12,210
Net loans	1,464,745	1,382,973	1,402,240	1,245,722
Federal Home Loan Bank (“FHLB”) stock	4,844	7,036	3,797	4,378
Bank premises and equipment, net	13,624	14,052	15,030	15,019
Bank owned life insurance	10,709	10,659	10,551	10,492
Goodwill	7,011	6,872	6,967	—
Investment in real estate limited partnerships	5,352	5,768	5,687	5,982
Core deposit intangible	1,207	1,258	1,360	—
Other assets	18,801	19,422	22,294	19,277
Total assets	1,994,655	1,898,710	2,021,237	1,818,341
Non-interest bearing deposits	632,847	606,200	631,244	575,492
Savings, interest bearing checking and money market accounts	661,962	627,883	665,623	620,224
Time deposits	209,031	219,247	254,572	191,757
Total deposits	1,503,840	1,453,330	1,551,439	1,387,473
Short-term borrowings	22,000	70,000	—	—
Securities sold under agreement to repurchase, short-term	276,083	184,920	286,639	267,794
Other long-term debt	3,673	3,694	5,238	2,258
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	10,153	9,854	9,248	7,551
Total liabilities	1,836,368	1,742,417	1,873,183	1,685,695
Stockholders’ equity	158,287	156,293	148,054	132,646

Balance Sheets - Quarter-to-Date Averages
Cash and due from banks	$30,221	$26,684	$28,380	$26,049
Interest earning cash and other short-term investments	40,879	37,018	106,681	52,795
Investments-available for sale, taxable	274,990	285,723	279,416	264,633
Investments-held to maturity, taxable	102,868	113,403	122,924	126,549
Loans	1,451,612	1,426,966	1,306,613	1,245,861
Allowance for loan losses	12,468	12,249	12,269	12,223
Net loans	1,439,144	1,414,717	1,294,344	1,233,638
FHLB stock	7,786	6,292	3,571	4,378
Bank owned life insurance	10,680	10,626	10,515	10,456
Other assets	51,214	52,487	45,312	41,245
Total assets	1,957,782	1,946,950	1,891,143	1,759,743
Non-interest bearing deposits	620,142	609,454	610,499	586,773
Savings, interest bearing checking and money market accounts	662,250	665,271	632,481	613,337
Time deposits	213,853	222,782	210,527	195,044
Total deposits	1,496,245	1,497,507	1,453,507	1,395,154
Short-term borrowings	63,130	24,906	—	9,649
Securities sold under agreement to repurchase, short-term	206,181	235,927	268,614	195,410
Other long-term debt	3,680	4,196	3,255	2,265
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	10,131	10,022	7,972	7,388
Total liabilities	1,799,986	1,793,177	1,753,967	1,630,485
Stockholders’ equity	157,796	153,773	137,176	129,258
Earning assets	1,878,135	1,869,402	1,819,205	1,694,216
Interest bearing liabilities	1,169,713	1,173,701	1,135,496	1,036,324

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Nine Months Ended
	September 30,	September 30,
	2016	2015
Balance Sheets - Year-to-Date Averages
Cash and due from banks	$29,324	$25,066
Interest earning cash and other short-term investments	50,695	73,630
Investments-available for sale, taxable	279,995	243,048
Investments-held to maturity, taxable	111,190	131,604
Loans	1,432,167	1,218,067
Allowance for loan losses	12,264	12,065
Net loans	1,419,903	1,206,002
FHLB stock	5,961	4,378
Bank owned life insurance	10,626	10,395
Other assets	51,702	42,400
Total assets	1,959,396	1,736,523
Non-interest bearing deposits	615,401	581,351
Savings, interest bearing checking and money market accounts	666,433	577,006
Time deposits	225,442	201,601
Total deposits	1,507,276	1,359,958
Short-term borrowings	29,469	5,285
Securities sold under agreement to repurchase, short-term	233,934	212,859
Other long-term debt	4,234	2,286
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	10,042	7,640
Total liabilities	1,805,574	1,608,647
Stockholders’ equity	153,822	127,876
Earning assets	1,880,008	1,670,727
Interest bearing liabilities	1,180,131	1,019,656

Ratios and Supplemental Information:

	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015
Ratios and Supplemental Information - Period End
Book value per share	$22.99	$22.74	$21.59	$20.93
Tangible book value per share	$21.80	$21.56	$20.38	$20.93
Common Equity Tier 1	12.78%	13.02%	12.86%	13.83%
Tier I leverage ratio	8.84%	8.77%	8.77%	8.93%
Total risk-based capital ratio	15.59%	15.91%	15.77%	17.10%
Tangible capital ratio (1)	7.55%	7.84%	6.94%	7.29%
Period end common shares outstanding	6,883,644	6,871,642	6,855,294	6,338,158

Credit Quality - Period End
Nonperforming loans (“NPLs”) (2)	$4,236	$4,489	$3,985	$763
Nonperforming assets (“NPAs”) (2)	$4,236	$4,549	$3,997	$763
NPLs as a percent of total loans (2)	0.29%	0.32%	0.28%	0.06%
NPAs as a percent of total assets (2)	0.21%	0.24%	0.20%	0.04%
ALL as a percent of NPLs (2)	296%	277%	302%	1600%
ALL as a percent of total loans	0.85%	0.89%	0.85%	0.97%
Accruing loans 31 to 90 days past due as a percent of total loans	0.06%	0.06%	0.05%	0.01%

(1)         The tangible capital ratio is calculated by dividing tangible equity by tangible assets.  See Tangible Capital Ratio reconciliation below.

(2)         Non-performing loans have been updated to exclude accruing troubled debt-restructure loans.  Prior periods have been reclassified to be consistent with the current period presentation.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

Loan Portfolios:

	September 30,	June 30,	December 31,	September 30,
Period End	2016	2016	2015	2015
Commercial, financial and agricultural	$268,530	$260,167	$237,451	$207,067
Municipal loans	112,007	60,590	105,421	108,423
Real estate loans - residential	450,584	456,132	468,443	448,632
Real estate loans - commercial	584,392	560,056	558,004	450,673
Real estate loans - construction	55,210	50,788	34,802	40,748
Installment loans	6,547	7,629	10,115	2,370
All other loans	15	31	44	19
Total Loans	$1,477,285	$1,395,393	$1,414,280	$1,257,932

Tangible Capital Ratio:

	Period Ended
	September 30,	June 30,	December 31,	September 30,
Period End	2016	2016	2015	2015
Total assets	$1,994,655	$1,898,710	$2,021,237	$1,818,341
Core deposit intangible	1,207	1,258	1,360	—
Goodwill	7,011	6,872	6,967	—
Tangible assets	1,986,437	1,890,580	2,012,910	1,818,341

Total stockholders’ equity	158,287	156,293	148,054	132,646
Core deposit intangible	1,207	1,258	1,360	—
Goodwill	7,011	6,872	6,967	—
Tangible stockholders’ equity	150,069	148,163	139,727	132,646

Tangible capital ratio	7.55%	7.84%	6.94%	7.29%

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Operating Results
Interest income
Interest and fees on loans	$13,058	$12,897	$11,055	$38,759	$32,478
Interest and dividends on investments	1,818	1,988	1,961	5,803	5,784
Interest on interest earning deposits with banks and other short-term investments	54	58	25	193	157
Total interest and dividend income	14,930	14,943	13,041	44,755	38,419
Interest expense
Savings, interest bearing checking and money market accounts	413	424	354	1,277	1,075
Time deposits	321	340	318	1,052	975
Total deposits	734	764	672	2,329	2,050
Short-term borrowings	79	31	8	110	13
Securities sold under agreement to repurchase, short-term	107	103	89	319	390
Long-term debt	213	214	199	637	595
Total interest expense	1,133	1,112	968	3,395	3,048
Net interest income	13,797	13,831	12,073	41,360	35,371
Provision for credit losses	500	200	150	905	250
Net interest income after provision for credit losses	13,297	13,631	11,923	40,455	35,121
Noninterest income
Trust division income	843	835	886	2,545	2,666
Net, debit card income	765	812	796	2,226	2,301
Overdraft income	667	677	548	1,975	1,327
Service charges on deposits	427	424	390	1,266	1,108
Other noninterest income	429	473	829	1,264	1,470
Total noninterest income	3,131	3,221	3,449	9,276	8,872
Noninterest expense
Compensation and benefits	5,785	5,456	5,508	17,549	15,746
Occupancy expense	1,050	1,025	1,036	3,214	3,228
Equipment expense	676	704	726	2,099	2,224
Telephone expense	187	192	206	577	609
Legal and professional fees	651	731	414	1,975	1,394
Mobile & internet banking	345	336	399	1,047	1,195
Core / Item processing	425	459	450	1,401	1,289
Marketing expenses	196	207	148	595	437
State franchise taxes	399	398	404	1,195	1,094
FDIC insurance	248	281	218	783	653
Community Bank System, Inc. merger costs	476	—	—	476	—
NUVO Bank & Trust Company acquisition costs	—	(72)	215	61	363
Core deposit intangible amortization	51	51	—	153	—
Other noninterest expense	931	1,065	867	3,047	2,847
Total noninterest expense	11,420	10,833	10,591	34,172	31,079
Income before provision for income taxes	5,008	6,019	4,781	15,559	12,914
Provision for income taxes	1,097	1,653	925	3,792	2,606
Net income	3,911	4,366	3,856	11,767	10,308

Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Ratios and Supplemental Information
Weighted average common shares outstanding	6,877,536	6,865,598	6,337,778	6,866,418	6,332,663
Weighted average diluted shares outstanding	6,899,116	6,886,607	6,349,086	6,886,253	6,345,554
Basic earnings per common share	$0.57	$0.64	$0.61	$1.71	$1.63
Diluted earnings per common share	$0.57	$0.63	$0.61	$1.71	$1.62
Return on average assets	0.80%	0.90%	0.88%	0.80%	0.79%
Return on average stockholders’ equity	9.91%	11.36%	11.93%	10.20%	10.75%
Average yield on loans	3.74%	3.79%	3.69%	3.77%	3.73%
Average yield on investments	1.89%	1.97%	1.98%	1.95%	2.04%
Average yield of earning assets	3.29%	3.33%	3.19%	3.30%	3.20%
Average cost of interest bearing deposits	0.33%	0.35%	0.33%	0.35%	0.35%
Average cost of borrowed funds	0.54%	0.49%	0.52%	0.49%	0.55%
Average cost of interest bearing liabilities	0.39%	0.38%	0.37%	0.38%	0.40%
Net interest rate spread	2.90%	2.95%	2.82%	2.92%	2.80%
Net interest margin	3.03%	3.08%	2.96%	3.05%	2.95%
Net interest income on a fully taxable equivalent basis	$14,386	$14,371	$12,601	$43,022	$36,906
Net (charge-offs) recoveries to average loans	(0.06)%	0.00%	0.00%	(0.03)%	(0.01)%
Net (charge-offs) recoveries	$(226)	$(7)	$(43)	$(315)	$(67)
Efficiency ratio (1)	59.80%	59.72%	64.09%	61.24%	64.12%

(1)    The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Non-GAAP Reconciliation:

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Adjusted Net Income
Community Bank System, Inc. merger related expenses	$476	$—	$—	$476	$—
NUVO Bank & Trust Company acquisition related expenses	—	(72)	215	61	363
Severance and retirement costs	9	(112)	342	186	407
Tax effect	106	(51)	110	152	154
Adjustments, net of tax	$379	$(133)	$447	$571	$616

GAAP net income as reported	3,911	4,366	3,856	11,767	10,308
Adjusted net income	$4,290	$4,233	$4,303	$12,338	$10,924

Weighted average common shares outstanding	6,878	6,866	6,338	6,866	6,333
Weighted average diluted shares outstanding	6,899	6,887	6,349	6,886	6,346

Adjusted basic earnings per common share	$0.62	$0.62	$0.68	$1.80	$1.73
Adjusted diluted earnings per common share	$0.62	$0.61	$0.68	$1.79	$1.72